Exhibit 5.1

Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

July 29, 2014

Audience, Inc.

331 Fairchild Drive

Mountain View, California 94043

Re: Registration Statement Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about July 29, 2014, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 276,702 shares of your Common Stock reserved for future issuance pursuant to the Sensor Platforms 2004 Stock Plan (the “Sensor Platforms Plan”) subject to options to acquire common stock and restricted stock units assumed in connection with the acquisition of Sensor Platforms, Inc. on July 11, 2014 (collectively, the “Sensor Platforms Shares”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Sensor Platforms Shares to be issued under the Sensor Platforms Plan.

It is our opinion that the Sensor Platforms Shares, when issued and sold in the manner referred to in the Sensor Platforms Plan and pursuant to the agreements which accompany the Sensor Platforms Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Wilson Sonsini Goodrich & Rosati, P.C.